EXHIBIT 10.6

MEMORANDUM OF UNDERSTANDING

Between:

American Benefits Group Inc. (a "Company" incorporated pursuant to the laws of the State of Florida being one of the United States of America hereinafter called "ABFG").

                                       and

"Dove" Gems & Jewelry Co., Ltd. (a "Company" incorporated pursuant to the laws of the country of Thailand hereinafter called "DOVE").

WHEREAS "ABFG" is a shareholder in a number of companies who are engaged, among other corporate activities, in mining activities in Madagascar.

AND WHEREAS "Dove" among other corporate activities, is also engaged in mining activities in Madagascar.

AND WHEREAS "Dove" and "ABFG" are desirous of pooling certain of their resources to form a "Company" in Madagascar to mine sapphires;

WITHNESSTH THAT:

1.0 Intent

1.01 The intent of this Memorandum of Understanding is for the Parties' agreement on the scope of their relationship respecting gemstone mining operations in Madagascar to be reduced to written form and, thereafter, for an encompassing Contract to be prepared and executed by the Parties hereto fully delineating their respective rights and obligations to and from the other.

1.02 The parties will be equal shareholders in a "Company" (the "Company") the purpose of which will be to carry out the parties' joint gemstone mining operations in Madagascar upon the terms and conditions hereinafter recited.

1.03 The "Company" is neither expected nor intended to earn a profit but rather the parties benefit to be delivered from their participation therein shall be that their affiliates will perform services for the "Company" at a profit and further that each party's down stream affiliates will earn revenues and profit as a result of the sale of sapphires.

2.0   Costs

2.01 "ABFG" shall bear responsibility or all initial costs (incorporation fees, lawyers fees, accounting fees and the like in connection with creating the "Company" with one half (1/2) of said costs to be reimbursed to "ABFG" by Dove pursuant to paragraph 4 herein after.

2.02 "ABFG" shall bear responsibility (until the "Company" is in a financial position to pay for same itself which for the purpose of this Agreement will be January 1, 2000 unless otherwise directed by the parties) for all the "Company" normal costs, as determined by the "Company" budget prepared by the "Company" Board of Directors and approved by both parties hereto (subject to Arbitration as hereinafter provided) with one half (1/2) of said costs to be reimbursed "ABFG" by "Dove" pursuant to paragraph 4 herein.

2.03 All expenses of the "Company" must be approved by both parties hereto, prior to expenditure, by way of Budget approval, and should the parties disagree on whether an expenditure should be authorized then an Arbitrator as provided for herein shall rule utilizing sound business practices in conjunction with the terms of this Memorandum of Understanding and further in conjunction with the terms of the Agreement prepared and executed by the parties pertaining to the matters herein provided.

2.04 For the purposes of preparing a budget the "Company" shall utilize Two types of costs, namely:

      a) "Costs" which shall be defined as being those costs actually paid to arm's length third parties or non arms-length parties (a portion of which may include "calculated costs") by the "Company" and;

      b) "Calculated costs" which shall be defined as being those costs paid to arms-length or non arms-length companies for which a formula or formulas are used in calculation thereof (an example o f a formula would be calculating depreciation on equipment) all said formulas to be approved by both parties.

2.05 Not to restrict the generality of the foregone the intent of this Agreement is for the parties to jointly fund the "Company" operations in accordance with a Budget either approved by the Board of Directors or by Arbitration. Each party is to contribute an equal amount towards expenses taking into account the benefits to be derived by each party through affiliates and the amount of monies required for the "Company" to meet it's financial obligations arising from operations. "Company" funding shall be obtained wither from sale of product and thereafter the rest and residue of gemstone production shall be divided equally between the parties; or, each party will on a timely basis to be determined by the Board of Directors or by Arbitration, inject monies into the "Company" in order to meet each predetermined cost with all gemstone production thereafter being divided equally between the parties; or "ABFG" shall initially fund the "Company" with "Dove" to reimburse "ABFG" subsequent to the "Mandatory Stock Inventory" period from the sale of "Dove" FIFTEEN (15%) of gemstone production which can at any time thereafter be removed by "Dove" and sold and thereafter the "Company" production of gemstone will be equally divided, inventories and sold in accordance with the directions of both parties.

2.06 Each party will be responsible for the costs associated to the salaries and travel and visa expenses of their personnel assigned to the project.

2.07 "ABFG" agrees to advance the salaries, and operating costs associated to Dove personnel to "Dove" for the duration of the six months "Mandatory Stock Inventory" period. In the event the parties agree to extend the "Mandatory Stock Inventory" period behind the original six months to a new term period, "ABFG" will continue to advance for mentioned costs to "Dove". In the event parties decide to extend the "Mandatory Stock Inventory" period behind 1/1/2000, the parties each and individually reserve the right to remove up to 15% of their production share from the stock inventory each month.

2.08 "ABFG" shall pay "Dove" each month a "pre advance" amount equivalent to the total production received times US dollars one hundred fifty per kilograms for the duration of "Mandatory Stock Inventory" period (total production kilogram x $150 US) = pre advance) payable to "Dove". The "pre advance" payments will be deducted from the proceeds of sales of "Dove" share at the end of the "Mandatory Stock Inventory" period. "ABFG" shall transfer the full amount due each month within four days from the end of each month to the designated account of "Dove".

2.09 "ABFG" shall provide "Dove" with rough sapphire for processing on monthly basis up and above the capacity of Dove factory. "Dove" will process the sapphires according to the international standard and will invoice "ABFG" according to the existing market rates for the quality of work performed. "ABFG" will clear "Dove" invoices within 7 days from the invoice date. In the event "ABFG" fails to supply sufficient quantity of sapphire to "Dove" upon 7 days "Dove" shall have the right to receive rough stone from "Dove" share of the production in stock.

3.0   Corporate Structure of "Company"

      a) The "Company" is authorized to issue a maximum of ONE HUNDRED (100) SHARES;

      b) "ABFG" shall be issued FIFTY (50%) PERCENT and "Dove" FIFTY (50%) PERCENT of the issued and outstanding shares with no other shares being issued save and except on an affirmative vote of the Board of Directors;

      c) The "Company" Officers shall be appointed by the "Company" Board of Directors and shall consist of a President, TWO (2) Vice-Presidents and a Secretary/Treasurer;

      d) The "Company" Board of Directors shall consist of FOUR (4) appointments; TWO (2) being appointed by "ABFG" and TWO (2) being appointed by "Dove" with the Chairman of the Board being one of the "ABFG" appointments;

      e) In the event of any vote of Directors being deadlocked then, and in that event the vote of the Chairman of the Board shall be determinative of the vote subject always to "Dove" right to Arbitrate any Board decision.

      f) The "Company" location of office and other such administrative issues shall be addressed by the Board of directors at the first meeting of the Board of Directors.

4.0   Unanimous Shareholder Agreement

4.01 The parties shall enter into an Unanimous Shareholder Agreement, particulars of which shall include but not be restricted to:

      a) Any and all contracts entered into by the "Company" shall be offered firstly to affiliates of the parties hereto prior to any contracts being entered into with third parties the intent being that the parties ought, as nearly equally as possible share in the expenses of the "Company" by having same be "reimbursed" by way of payments to affiliates;

      b) The expenses of the "Company" for which each shareholder shall be responsible will be derived from the "Company" Budget, prepared and approved by the both parties (subject to either party's right to arbitrate any such decision made), which shall delineate each party's respective costs which are anticipated to be equal.

      c) All sapphire production will be inventories by both parties until December 31st, 1999 (the "Mandatory Stock Inventory" Period) upon the following conditions, namely:

            i) The cost of storage shall be borne by "ABFG" with "Dove" reimbursing ABFG for ONE HALF (1/2) of said costs as hereinafter provided.

            ii) "ABFG" shall bear total responsibility for payment of all "Company" costs, as approved by the Board of Directors during the "Mandatory Stock Inventory" Period with "Dove" reimbursing "ABFG" for it's share of the costs as hereinafter provided.

            iii) The inventoried production shall be under the joint control of the parties hereto subject to no production being removed from inventory safe and except pursuant to the approval by both parties or in the event of disagreement by Arbitration ruling as the case may be.

      d) The gemstone production from the "Company" mining operations shall be equally divided between the parties at the mine site and thereafter sealed by both parties, transported and stored (all the "Company" expense with each party agreeing to pay the "Company" or "ABFG" as the case may be their half of the costs) it being agreed however that once the Mandatory Inventory Period ends that the proceeds each party receives from the eventual sale of it's share of production shall be utilized to pay firstly the "Company" for any monies owed the "Company" by the party and secondly to the other party any monies owed to other party and that in the event that said payments are not made then the defaulting party shall be forbidden to remove any inventory or acquire an production from the mine site except to be inventoried until such as times as satisfactory arrangements for payments of monies made, finalized and implemented.

      e) Any and all other minerals obtained from the FOUR (4) blocks under this agreement (excluding gemstone as noted above) shall be the property of Stone and Wood s.a.r.l. (an "ABFG" affiliate on whose land the mining operations shall be carried out) or "ABFG" or it's designate at the mine site as part of "ABFG's" and Stones and Wood s.a.r.l. consideration of either allowing the operations to be conducted or from the risk inherent to the capital investment as the case may be.

      f) Until the Board of Directors authorizes otherwise each party agrees to keep an inventory, at "Company" or "ABFG" expense (to be invoiced and the paid by each party) an amount of not less the EIGHTY FIVE (85%) PERCENT of each party's gemstone production received at the mine site.

      g) The storage facilities for gemstone inventory shall be controlled by both parties.

      h) The value of the "Company" production and each party's share thereof whether inventoried, sold or otherwise shall be calculated on a monthly basis by the "Company" taking into account the `costs" and the "calculated costs" incurred by the "Company" with respect to obtaining the "Company" production.

      i) The "Company" will eventually carry out mining operations on at least FOUR (4) properties acquired by an ABFG affiliate through it's purchase of the issued and outstanding shares of Stones and Wood s.a.r.l. the first two properties being designated as "M4" and "C1" the other two as directed by Dove.

      j) Neither party shall cause their shares in the "Company" to be encumbered or transferred to any third party without the express written consent of the other save and except that either party may transfer it's shares to a corporate entity to which it directly or indirectly has a majority has shareholding interest.

      k) Parties will develop a common marketing policies in order to market their share of the production through the same channel. However, the parties reserve the right to market their own share of the production. In the event parties decided to market their share of the production they may not dump into each others market or in any way or means to create a financial loss to each other, as the result of their market practices.

5.0   Contractual Relations

5.01 Not to restrict the generality of anything contained herein the intent of this Agreement is that whenever the "Company" requires the services of a third party to further the objectives of the "Company" that the "Company" shall make every effort to ensure that affiliate of the parties hereto are used to as great an extent as possible.

5.02 Whenever an affiliate is contracted to perform services for the "Company" payment for said services may be treated as "calculated cost" in the Budget.

5.03 Affiliated companies may include, but not restricted to, a "Dove" affiliate to provide Mine Consulting Services, a "Dove" affiliate to provide labor services for the mine sites, a "Dove" affiliate to provide certain machinery, an "ABFG" affiliate to provide machinery, an "ABFG" affiliate to provide corporate services, an "ABFG" affiliate to provide transportation, an "ABFG" affiliate to provide security and April Mining Ltd., even though April is not an affiliate of "ABFG", to provide labor services to the mine site.

5.04 Any equipment or machinery to be utilized on the "Company" mine site shall be supplied by an "ABFG" affiliate the formulation for arriving at an hourly rate to be approved by the "Company" Board of Directors.

5.05 Attached as Schedule A hereto is a list of mining equipment which "Dove" is causing a one half interest therein to be sold to the "ABFG" affiliate for US $185,000.00 being agreed that the "ABFG" affiliate has the right to acquire remaining one half interest prior to April 1st, 2000 for US $185,000.00 less depreciation, to be agreed by the parties.

5.06 In the event the parties could not agree on the purchase price of equipment (per section 5.05 of this agreement), prior to 1/1/2000 "Dove" agrees to replace said equipment with a new set of equipment with higher capacity (capacity of 150m^3/hr., per Dove catalog) and "ABFG" shall pay $185,000.00 USD plus 15% total value of the new equipment for upgrade and the cost of shipping and clearance to Madagascar.

6.0   Assignment

6.01 Either party hereto may assign it's interest hereunder to any other corporate entity of which the assigning party has, either directly or indirectly, a majority shareholding interest in but that in all other respects no assignment is permitted hereunder save and except with the written approval of the other party first hand obtained.

7.0   Confidentiality

7.01 The parties hereto shall retain all information obtained as a result of their relationship with the other or obtained as a result of matters herein recited in strict confidence and that should either party disclose any said information to any entity not party or affiliated with a party to this Memorandum then in addition to such damages respecting past, present or future damages occasioned to the non-disclosing party either direct, indirect, foreseen, unforeseen or coincidental adjudged by a Court of competent jurisdiction the disclosing party shall also pay, as penalty, the sum of ONE HUNDRED THOUSAND ($100,000.00) DOLLARS to non-disclosing party irrespective of proof of damage being made out ABFG being relieved of the onus contained herein only in so far as it's duties as a public "Company" require it to make certain disclosures.

8.0   Further Contracts

8.01 Within SEVEN (7) DAYS of the execution hereof by the parties hereto "ABFG" shall cause to be prepared and delivered to "Dove" at Doves address for Service contained herein an Agreement containing the terms contained herein together with such other terms as would be customary in such an Agreement and "Dove" shall, within SEVEN (7) DAYS of it's receipt of said Agreement return to "ABFG" it's comments respecting same after which "ABFG" has SEVEN (7) FURTHER DAYS in which to respond to "Dove" comments with "Dove" final comments to be received by "ABFG" within a final SEVEN
      (7) DAY period after which any issue not resolved by the parties shall be referred to Arbitration it being agreed that once the party's have reached an Agreement that "ABFG" shall prepare the Final Agreement with SEVEN (7) DAYS of final agreement and that "Dove" shall cause a fully executed copy of the Agreement to be received by "ABFG" within SEVEN (7) DAYS thereafter. "ABFG"shall comply within SEVEN (7) DAYS from the date of executed copy of this memorandum of understanding.

8.02  Failure of either party to abide by the time restraints noted in the section 2.08, 2.09 and 8.01 of this agreement shall result in a penalty being imposed on the defaulting party in the agreed amount of ONE THOUSAND ($1,000) U.S. DOLLARS per day or part of day of default.

8.03 In the event that the parties cannot agree on the terms to be included in the Agreement or any corporate Decision made thereafter, including expenses and budgets, or cancellation of costs, then and in that event the parties will jointly submit the issues in dispute to arbitration pursuant to the laws then in force in the State of Florida being one of the United States of America the costs of said arbitration to be borne by the "Company".

9.0   Miscellaneous

9.01 This Agreement shall be interpreted pursuant to the laws in force in the State of Florida being one of the United States of America.

9.02 Any reference to dollars herein refers to DOLLARS of the United States of America.

9.03 Should any provision of this Agreement be adjudicated to be illegal, unenforceable or otherwise of no force or effect than an in that event that particular provision shall be struck here from but the remainder of this Agreement shall remain in full force and effect with such reasonable amendments as required thereto.

9.04 "Dove" address for services shall be 327/66 St. Louis Center; Soi Vatprog 2, Thoong Vatdon, Sathorn Bangkok. 10120 Thailand.

9.05 "ABFG" address for services shall be in care of it's Canadian subsidiary at 900, 840 7th Avenue S.W., Calgary, Alberta, Canada, T2P 3G2.

WHEREFORE THE PARTIES HERETO AGREE TO BE BOUND BY THE TERMS HEREOF THIS 26th DAY OF MAY, 1999

"Dove" GEMS & JEWELRY CO., LTD.

------------------------------------------
Fillip Sharifi
Managing Director


AMERICAN BENEFITS GROUP, INC.

/s/ Jerry G Mikolajczyk
-----------------------------------------
Jerry G. Mikolajczyk
President


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